Exhibit 3.38

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GAMBLE’S HILL TREDEGAR, LLC

June 11th, 2007

8.03	Orderly Liquidation	9
8.04	Distributions	9
8.05	Certificate of Cancellation	10

SECTION 9	MISCELLANEOUS PROVISIONS	10
9.01	Bank Accounts	10
9.02	Books of Account and Records	10
9.03	Application of Virginia Law	10
9.04	Amendments	10
9.05	Construction	11
9.06	Headings	11
9.07	Waivers	11
9.08	Rights and Remedies Cumulative	11
9.09	Severability	11
9.10	Heirs, Successors and Assigns	11
9.11	Creditors	11
9.12	Counterparts	11
9.13	Entire Agreement	11

ii

AMENDED AND RESTATED OPERATING AGREEMENT

OF

GAMBLE’S HILL TREDEGAR, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT, supercedes any prior operating agreement of Gamble’s Hill Tredegar, LLC (the “Company”) and is hereby made and entered into as of June 11th, 2007, by NewMarket Development Corporation.

RECITALS

A. The Company and Ethyl Corporation entered into an Operating Agreement dated December 5, 2006.

B. Ethyl Corporation assigned, as a dividend, all of its rights, title and interest as a Member of the Company to NewMarket Corporation, a Virginia corporation, pursuant to that certain Membership Interest Assignment Agreement dated June 11, 2007 (the “First Assignment”).

C. Immediately following the First Assignment, NewMarket Corporation, a Virginia corporation, contributed and assigned to NewMarket Development Corporation, a Virginia corporation, all of its rights, title and interest as a Member of the Company to NewMarket Development Corporation, a Virginia corporation, pursuant to that certain Membership Interest Contribution Agreement dated June 11, 2007 (the “Second Assignment”)

C. In connection with the First Assignment and the Second Assignment, NewMarket Development Corporation desires to amend and restate the Operating Agreement of the Company to reflect its admission as a Member.

SECTION 1

ORGANIZATIONAL MATTERS

1.01 Formation. The Company was formed as a Virginia limited liability company under the Act on December 5, 2006. The rights and obligations of the Member shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern and in the event of any inconsistency between any items and conditions contained in this Agreement and any mandatory provisions of the Act, the terms and conditions of the Act shall govern,

1.02 Name. The name of the Company shall be Gamble’s Hill Tredegar, LLC.

1.03 Principal Office. The principal office of the Company is 330 South Fourth Street, Richmond, Virginia 23219, or such other place as the Manager may from time to time designate. The Company may have other offices at any place or places as may be determined by the Manager.

1.04 Purpose. The primary purpose of the Company shall be to own, develop, lease, finance and otherwise deal with and dispose of real property. The Company may engage in any and all other lawful activities as may be necessary, incidental or convenient to carrying out the business of the Company as contemplated by this Agreement. The Company may also pursue any other lawful activity that is approved by the Member.

1.05 Certificate of Formation; Filings. The Company executed and filed Articles of Organization with the Virginia State Corporation Commission as required by the Act. Any Manager may execute and file any amendments to the Articles of Organization authorized by the Member from time to time in a form prescribed by the Act. Any Manager also shall cause to be made, on behalf of the Company, such additional filings and recordings as the Manager shall deem necessary or advisable.

1.06 Fictitious Business Name Statements; Qualification in Other States. Following the execution of this Agreement, fictitious business name statements and qualifications in various states may be filed and published as deemed necessary by the Manager.

1.07 Registered Office and Registered Agent. The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the Commonwealth of Virginia. As of the date of this Agreement, the address of the Company’s registered office is 330 South Fourth Street, Richmond, Virginia 23219, and its registered agent is M. Rudolph West. The registered office and registered agent may be changed from time to time by action of the Members.

1.08 Term. The Company commenced on December 5, 2006, and shall continue until terminated pursuant to this Agreement.

SECTION 2

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Act” shall mean the Virginia Limited Liability Company Act, Va. Code Section 13.1-1000 et seq., as amended and in force from time to time.

(b) “Affiliate” means, with respect to the Member or any Manager or employee of the Company, any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Member, Manager or employee and shall include any relative or spouse of such Member, Manager or employee or any relative of such Member’s, Manager’s or employee’s spouse. As used in the foregoing sentence, the term “control” means possession, directly or indirectly, of the power to direct or cause a direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(c) “Articles” shall mean the Articles of Organization of the Company as filed and amended with the State Corporation Commission of Virginia from time to time.

(d) “Capital Contribution” shall mean any contribution to the capital of the Company by the Member in cash, property or services, or a binding obligation to contribute cash, property or services, whenever made.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(f) “Company” shall mean Gamble’s Hill Tredegar, LLC, a Virginia limited liability company, as set forth in the Articles of Organization issued by the Virginia State Corporation Commission on December 5, 2006.

(g) “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association.

(h) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

(i) “Manager” shall mean a manager as defined in the Act and as specified in Section 3.

(j) “Member” shall mean NewMarket Development Corporation, a Virginia corporation.

(k) “Operating Agreement” or “Agreement” shall mean this Amended and Restated Operating Agreement as originally executed and as amended from time to time.

(l) “Person” shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

SECTION 3

MANAGEMENT

3.01 Manager. The Company shall be managed under the direction of at least one (1) and not more than three (3) Managers, who shall be called individually a “Manager,” and collectively, the “Managers.” The Managers shall be appointed and may be removed at any time by the Member. The initial Manager of the Company shall continue to be NewMarket Development Corporation, a Virginia corporation.

3.02 General Powers of the Manager.

(a) Except as otherwise limited in this Operating Agreement, the Manager shall have exclusive right to manage the Company and to make all decisions regarding the business of the Company. The Manager shall carry out the policies, directions, orders and resolutions of the Member in the manner described in this Operating Agreement and as authorized and directed by the Member from time to time. To the extent not inconsistent with the Act, the Articles or the express provisions of this Operating Agreement, where there is more than one Manager, all of the Managers shall have the same rights, powers and authority with respect to the Company. The Manager may delegate prescribed functions to any employee, agent or consultant.

(b) The Manager is granted the right, power and authority to do in the name of, and on behalf of, the Company all things that, in his sole judgment, are necessary, proper or desirable to carry out the purposes of the Company, including, but not limited to, the right, power and authority to:

(i) Enter into, make and perform contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company.

(ii) Open and maintain bank accounts, investment accounts and other arrangements, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements; provided, that Company funds shall not be commingled with funds from other sources and shall be used solely for the benefit of the Company.

(iii) Collect funds due to the Company.

(iv) Acquire, utilize for the Company’s purposes, maintain and dispose of any assets of the Company.

(v) Pay debts and obligations of the Company, to the extent that funds of the Company are available therefor.

(vi) Borrow money or otherwise commit the credit of the Company for Company activities, and voluntarily prepay or extend any such borrowings.

(vii) Employ from time to time persons, firms or corporations for the operation and management of the Company, including, without limitation, managing agents, contractors, subcontractors, architects, engineers, laborers, supplies, accountants and attorneys, on such terms and for such compensation as the Manager shall determine, notwithstanding the fact that the Manager or the Member may have a financial interest in such firms or corporations.

(viii) Make elections available to the Company under the Code.

(ix) Obtain general liability, property and other insurance for the Company, as the Manager deems proper.

(x) Take such actions as may be directed by the Member in furtherance of their approval of any matter set forth in Section 4 hereof.

(xi) Do and perform all such things and execute, acknowledge and deliver any and all such instruments as may be in furtherance of the Company’s purposes and necessary and appropriate to the conduct of its business.

(c) If there is more than one Manager, the Manager may delegate to one (1) or more of their number the authority to execute any documents or take any other actions deemed necessary or desirable in furtherance of any action that they have authorized on behalf of the Company as provided in Section 3 hereof. Unless otherwise expressly provided by the Act, the Articles, or the terms of this Operating Agreement, where there is more than one Manager, the vote, approval or consent of a majority of the Managers, determined on a per capita basis, shall be necessary and sufficient for the Managers to take any action on behalf of the Company that the Managers are authorized to take pursuant to the Act, the Articles or this Operating Agreement.

(d) All actions taken by the Manager on behalf of the Company from the date of its organization to the execution of this Agreement are ratified and confirmed.

3.03 Tenure. A Manager shall hold office until its resignation, disqualification or removal.

3.04 Compensation. The compensation, if any, of the Manager shall be fixed from time to time by the Member. The Manager shall be entitled to reimbursement for expenses incurred by them in performing their duties, according to the policies set by the Member from time to time.

3.05 Manager Has No Exclusive Duty to Company. Unless otherwise expressly provided hereunder or under any other agreement entered into between the Company and such person, no Manager shall be required to manage the Company as his sole and exclusive function, and he may have other interests and activities in addition to those relating to the Company, and neither the Company nor the Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of such Manager or to the income or proceeds derived therefrom.

SECTION 4

LIMITATION OF LIABILITY; INDEMNIFICATION

4.01 Limitation of Liability of Manager. In any proceeding brought by or in the right of the Company or brought by or on behalf of the Member, a Manager (in his capacity as a Manager) or any of its Affiliates shall not be liable to the Company or its Member for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding the Manager or any of its Affiliates was adjudged to have engaged in willful misconduct or a knowing violation of the criminal law.

4.02 Indemnity of Manager. The Manager shall be indemnified by the Company under the following circumstances and in the manner and to the extent indicated:

(a) Every Person, and his heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative, arbitrative or investigative, or was or is the subject of any claim, and whether or not by or in the right of the Company, by reason of his being or having been a Manager, or by reason of his serving or having served at the request of the Company as a director, officer, manager, employee or agent of another Entity, or at the request of the Company in any capacity that under Federal law regulating employee benefit plans would or might constitute him a fiduciary with respect to any such plan, whether or not such plan is or was for employees of the Company, shall be indemnified by the Company against expenses (including attorneys’ fees), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually and reasonably incurred by him in connection with, or resulting from, such action, suit, proceeding or claim, if he acted in good faith and in the manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudicated to be liable to the Company for willful misconduct or a knowing violation of the criminal law in the performance of his duty to the Company unless, and only to the extent, that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, he is fairly and reasonably entitled to indemnity. The termination of any such action, suit or proceeding by judgment, order or conviction, or upon a plea of nolo contendere or its equivalent, or by settlement, shall not of itself create a presumption that any such Person did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company.

(b) Any indemnification under Section 4.02(a) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of such Person is proper in the circumstances because the Manager had met the applicable standard of conduct set forth in such paragraph. Such determination may be made either (i) if there is more than one Manager, by the Managers by a majority vote of a quorum consisting of Managers who were not a party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested Managers so directs, by independent legal counsel in a written opinion, or (iii) by the Member.

(c) Reasonable expenses (including attorneys’ fees) incurred by or in respect of any such Person in connection with any such action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking by, or on behalf of, such Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

(d) The Manager of the Company shall have the power, generally and in specific cases, to indemnify their employees and agents to the same extent as provided in this Section with respect to its Manager.

(e) The provisions of this Section are in addition to, and not in substitution for, any other right to indemnity to which any Person who is or may be indemnified by or pursuant to this Section may otherwise be entitled, and to the powers otherwise accorded by law to the Company to indemnify any such Person and to purchase and maintain insurance on behalf of any such Person against any liability asserted against or incurred by him in any capacity referred to in this Section or arising from his status as serving or having served in any such capacity (whether or not the Company would have the power to indemnify against such liability).

(f) If any provision of this Section shall be adjudicated invalid or unenforceable, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Company may have under the laws of the Commonwealth of Virginia.

(g) No amendment or repeal of this Section shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

4.03 No Personal Liability to Member. Notwithstanding any provision of Section 4.02 above, the indemnification provided in Section 4.02 shall in no event cause the Member to incur any liability to the Company beyond its total Capital Contributions plus its share of any undistributed profits of the Company, nor shall it result in any liability of the Member to any third party.

SECTION 5

ACTION BY THE MEMBER

5.01 Meetings. Meetings of the Member, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Manager or the Member at any time.

5.02 Action by Consent. Any action required or permitted to be taken at a meeting of Member may be taken without a meeting if one or more written consents to such action are signed by the Member. Action taken under this Section is effective when the Member signs the consent or consents, unless the consent or consents specifies a different effective date.

SECTION 6

CONTRIBUTIONS TO THE COMPANY AND DISTRIBUTIONS

6.01 Member’s Capital Contributions.

(a) Initial Capital Contribution. The initial Capital Contribution described on Schedule 1 (the “Property”) was made by the previous Member.

(b) Additional Capital Contributions. The Member shall not be required to make any further Capital Contributions beyond those set forth in Section 6.01 (a) above.

(c) Loans. The Manager may endeavor to obtain a loan or loans to the Company, from time to time, for necessary capital on reasonable terms, in order to finance the ownership and operation of the business of the Company.

(d) Loans to Company by Member. Nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company in accordance with the terms of this Agreement.

6.02 Distributions. Distributions shall be made by the Company to the Member at such times and in such amounts as the Member shall determine in its sole discretion; provided, however, the Company’s obligation, and the Manager’s authority, to make any distribution is subject to the restrictions governing distributions under the Act and such other pertinent governmental restrictions as are now and may hereafter become effective, Currently, among other prohibitions, the Act prohibits the Company from making a distribution to the extent that, after giving effect to the distribution, liabilities of the Company exceed the fair value of the assets of the Company.

SECTION 7

TAX MATTERS

7.01 Tax Status. It is intended that the Company be treated as a single member entity within the meaning of Section 301.7701-2(c)(2) of the Treasury Regulations and, accordingly, disregarded as a separate entity for tax purposes,

SECTION 8

DISSOLUTION AND TERMINATION

8.01 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) The determination in writing of the Member;

(b) The sale, transfer or assignment of substantially all of the assets of the Company;

(c) The adjudication of the Company as insolvent within the meaning of insolvency in either bankruptcy or equity proceedings, or the filing of an involuntary petition in bankruptcy against the Company (which is not dismissed within ninety (90) days), or the filing against the Company of a petition for reorganization under the federal bankruptcy code or any state statute (which is not dismissed within ninety (90) days), or a general assignment by the Company for the benefit of creditors, or the voluntary claim (by the Company) that it is insolvent under any provisions of the federal bankruptcy code (or any state insolvency statutes), or the appointment for the Company of a temporary or permanent receiver, trustee, custodian or sequestrator, and such receiver, trustee, custodian or sequestrator is not dismissed within ninety (90) days; or

(d) As otherwise required by Virginia law.

8.02 Liquidation. Upon the dissolution of the Company, it shall wind up its affairs by either or a combination of both of the following methods as the Manager (or if there is no Manager, such Person or Persons appointed by the Member) shall in his sole discretion determine:

(a) Selling the Company’s assets and, after paying the Company’s liabilities or reserving sufficient funds for such liabilities, distributing the net proceeds to the Member in satisfaction of its interest in the Company; and/or,

(b) Distributing the Company’s assets to the Member in kind with the Member accepting the Company’s assets, subject to its liabilities, in satisfaction of its interest in the Company.

8.03 Orderly Liquidation. A reasonable time as determined by the Manager (or the Person or Persons carrying out the liquidation) not to exceed eighteen (18) months shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to the creditors so as to minimize any losses attendant upon dissolution.

8.04 Distributions. Upon dissolution, the Company’s assets (including any cash on hand) shall be distributed in the following order and in accordance with the following priorities:

(a) First, to the payment of the debts and liabilities of the Company (including but not limited to loans made by the Member or Manager) and the expenses of liquidation, including a sales commission to the selling agent, if any; then

(b) Second, to the setting up of any reserves which the Manager (or the Person or Persons carrying out the liquidation) shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves shall be paid over to a bank or an attorney at law as escrow agent to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies. At the expiration of such period as the Manager (or the Person or Persons carrying out the liquidation) shall deem advisable, but in no event to exceed eighteen (18) months, the Manager shall distribute the balance thereof in the manner provided in the following subparagraph; then

(c) Third, to the Member.

8.05 Certificate of Cancellation.

(a) Within a reasonable time following the completion of the liquidation of the Company, there shall be supplied to the Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation. Upon completion of the liquidation of the Company and the distribution of all the Company’s assets, the Company shall terminate, and the Member shall execute and record a Certificate of Cancellation of the Company as well as any and all other documents required to effectuate the dissolution and termination of the Company.

(b) Upon the issuance of the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Manager shall thereafter be trustees for the Member and creditors of the Company and as such shall have authority to distribute any Company property discovered after dissolution, convey real estate, if any, and take such other action as may be necessary on behalf of and in the name of the Company.

SECTION 9

MISCELLANEOUS PROVISIONS

9.01 Bank Accounts. The Company shall maintain such bank accounts as the Manager may determine to be appropriate from time to time.

9.02 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal office of the Company, which initially shall be located at 330 South Fourth Street, Richmond, Virginia 23219, or such other place as the Manager may from time to time designate, and shall be open to inspection and examination of the Member or its duly authorized representatives during reasonable business hours.

9.03 Application of Virginia Law. This Operating Agreement, and the interpretation hereof, shall be governed exclusively by its terms and by the laws of the Commonwealth of Virginia, without reference to its choice of law provisions, and specifically the Act.

9.04 Amendments. This Operating Agreement may be amended by the Member at any time.

9.05 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

9.06 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

9.07 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

9.08 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other right’s the parties may have by law, statute, ordinance or otherwise.

9.09 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

9.10 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

9.11 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company, The specific intent of the undersigned is that there shall be no third-party beneficiaries of this Agreement.

9.12 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.13 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties respecting the. subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

[Signatures on following page]

The undersigned, being the sole Member of the Company, hereby agrees, acknowledges and certifies that the foregoing Operating Agreement constitutes the sole and entire Amended and Restated Operating Agreement of Gamble’s Hill Tredegar, LLC, adopted as of                     , 2007.

MEMBER:

NEWMARKET DEVELOPMENT CORPORATION, a Virginia corporation

By:	/s/ Bruce R. Hazelgrove
	Name:	Bruce R. Hazelgrove
	Title:	Manager

Schedule 1 The Property

SCHEDULE 1

The Property

See attached.